EXHIBIT 99.1

Press Release

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2006
THIRD QUARTER RESULTS
HOUSTON — SEPTEMBER 7, 2006 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2006 third quarter ended July 31, 2006.
     Revenues for the third quarter of fiscal 2006 were $104.0 million, of which $13.8 million is attributable to business operations of the Company’s July 2005 acquisition of S&I, compared to revenues of $66.9 million for the third quarter of fiscal 2005. Third quarter revenue growth is primarily a result of ongoing, broad-based strengthening in the Electrical Power Products business. Net income for the third quarter was $1.8 million, or $0.16 per diluted share, compared to $2.1 million, or $0.19 per diluted share, in the same period a year ago. Net income and earnings per share for the third quarter were negatively impacted by approximately $1.1 million, or $0.10 per diluted share, for a one-time adjustment due to changes in non-cash stock option expenses and certain other non-operating costs.
     Thomas W. Powell, chairman and chief executive officer, stated, “We are pleased with our continued business growth. New orders in the quarter were up 50 percent over orders placed in the second quarter of 2006, and margins are continuing to improve. We are also pleased to report that in August we were awarded a $32 million contract to provide equipment on a large LNG project. In addition to our internal growth, we announced last month an acquisition and commercial alliance with GE, which is expected to increase revenues by $75 million to $85 million in the first twelve months. With our strengthening backlog and new acquisitions, we expect the Company to continue its positive growth trend.”
     The Electrical Power Products segment recorded revenues of $96.9 million in the third quarter, of which $13.8 million is attributable to business operations of the Company’s July 2005 acquisition of S&I, compared to $58.2 million in the third quarter a year ago. Income before income taxes for Electrical Power Products totaled $2.9 million versus $1.0 million in last year’s third quarter.
     The Process Control Systems segment recorded revenues for the third quarter of $7.1 million compared to $8.7 million for the same period a year ago. Income before income taxes for Process Control Systems totaled $167,000 versus $1.8 million a year ago. Revenue and income before income taxes in the third quarter of fiscal 2005 were favorably impacted by $1.5 million from the settlement of the Company’s claim related to the Central Artery/Tunnel projects.
     The Company’s order backlog as of July 31, 2006 was $287 million compared to $251 million at the end of the third quarter a year ago and compared to $269 million at the end of the second quarter of fiscal 2006. New orders placed during the third quarter totaled $122 million compared to $135 million in the third quarter a year ago and $81 million in the second quarter of fiscal 2006.
NINE MONTH RESULTS
     Revenues through the first nine months of fiscal 2006 were $286.3 million, a 65 percent increase, compared to $173.5 million for the same period of fiscal 2005. Net income through nine months was $7.0 million, or $0.63 per diluted share, compared to $411,000, or $0.04 per diluted share, for the same period of fiscal 2005.
     The Electrical Power Products segment recorded revenues of $265.4 million for the first nine months of fiscal 2006 compared to $146.4 million in the first nine months of fiscal 2005. Income before income taxes for Electrical Power Products totaled $10.8 million versus a loss before income taxes of $3.1 million in the same period a year ago.
     The Process Control Systems segment recorded revenues for the first nine months of fiscal 2006 of $20.9 million compared to $27.2 million for the first nine months of fiscal 2005.

Income before income taxes for Process Control Systems totaled $893,000 compared to $2.9 million in the same period a year ago. Revenue and income before income taxes in the first nine months of fiscal 2005 were favorably impacted by $1.5 million from the settlement of the Company’s claim related to the Central Artery/Tunnel projects.
OUTLOOK
     The following statements are based on the current expectations of the Company. These statements are forward-looking and actual results may differ materially as further elaborated in the last paragraph below. As previously announced, the Company will change its fiscal year-end to September 30 from October 31, effective September 30, 2006. Accordingly, the outlook provided for fiscal 2006 consists of two months in the fourth quarter and eleven months for the full year.
     Powell Industries expects fiscal 2006 fourth quarter, comprising two months, earnings to range between $0.12 and $0.17 per diluted share and full year 2006 earnings to range between $0.75 and $0.80 per diluted share. Fiscal 2006 revenue is expected to range between $325 million and $350 million.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Thursday, September 7, 2006, at 11:00 a.m. eastern time. To participate in the conference call, dial 303-262-2141 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until September 14, 2006. To access the replay, dial 303-590-3000 using a passcode of 11069243.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.

     Powell Industries, Inc., headquartered in Houston, TX, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
Tables to follow

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2006	2005	2006	2005
(In thousands, except per share data)	(Unaudited)		(Unaudited)

Revenues	$104,021	$66,915	$286,265	$173,518

Cost of goods sold	84,928	54,354	231,652	145,556

Gross profit	19,093	12,561	54,613	27,962

Selling, general and administrative expenses	15,705	9,887	42,540	28,761

Income (loss) before interest, income taxes and minority interest	3,388	2,674	12,073	(799)

Interest expense	476	130	1,137	346

Interest income	(197)	(289)	(736)	(883)

Income (loss) before income taxes and minority interest	3,109	2,833	11,672	(262)

Income tax provision (benefit)	1,345	695	4,655	(680)

Minority interest in net income	7	6	22	7

Net income	$1,757	$2,132	$6,995	$411

Net earnings per common share:

Basic	$0.16	$0.20	$0.64	$0.04

Diluted	$0.16	$0.19	$0.63	$0.04

Weighted average shares:

Basic	10,888	10,775	10,869	10,757

Diluted	11,140	10,939	11,090	10,886

SELECTED FINANCIAL DATA:

Capital expenditures	$2,158	$1,165	$4,803	$3,226

Depreciation and amortization	$1,443	$1,202	$4,906	$3,244

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	October 31,
	2006	2005
(In thousands)	(Unaudited)

Assets:

Current assets	$185,907	$162,177

Property, plant and equipment (net)	56,591	55,678

Other assets	10,972	8,804

Total assets	$253,470	$226,659

Liabilities & stockholders’ equity:

Current liabilities	$77,552	$58,739

Long-term debt and capital lease obligations, net of current maturities	17,450	19,436

Deferred and other long-term liabilities	3,259	3,789

Stockholders’ equity and minority interest	155,209	144,695

Total liabilities and stockholders’ equity	$253,470	$226,659

POWELL INDUSTRIES, INC. & SUBSIDIARIES

BUSINESS SEGMENTS

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2006	2005	2006	2005
(In thousands)	(Unaudited)		(Unaudited)

Revenues:

Electrical Power Products	$96,896	$58,214	$265,413	$146,362
Process Control Systems	7,125	8,701	20,852	27,156

Total revenues	$104,021	$66,915	$286,265	$173,518

Income (loss) before income taxes:

Electrical Power Products	$2,942	$994	$10,779	$(3,140)
Process Control Systems	167	1,839	893	2,878

Total income (loss) before income taxes	$3,109	$2,833	$11,672	$(262)

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